<<Isler CPA Letterhead>>

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Annual Report on Form 10-K for the year ended December 31, 2006 of our report on the consolidated financial statements of Pacific Continental Corporation, included in the Annual Report to Shareholders of Pacific Continental Corporation for the year ended December 31, 2004.

/s/ Isler CPA, LLC

Successor to; ZIRKLE, LONG, TRIGUEIRO & WARD, L.L.C.

Eugene, Oregon
February 9, 2007